Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE DISTRIBUTION

FRANKLIN ELECTRIC REPORTS RECORD FIRST QUARTER 2021 RESULTS
First Quarter 2021 Highlights
•Record sales of $333.0 million, compared to first quarter 2020 sales of $266.8 million, an increase of 25%
•Strong organic sales growth for Distribution of 31% and Water Systems of 18%
•Operating income was $33.8 million, compared to first quarter operating income in 2020 of $13.8 million, an increase of a 144%
•GAAP fully diluted earnings per share (EPS) was $0.59, versus GAAP fully diluted EPS in the first quarter 2020 of $0.23, an increase of 157%
•Working capital as a percent of trailing twelve months sales improved 220 basis points to 27.7%

Fort Wayne, IN – April 27, 2021 – Franklin Electric Co. Inc. today announced first quarter 2021 financial results.

First quarter 2021 sales were $333.0 million, compared to first quarter 2020 sales of $266.8 million. First quarter 2021 operating income was $33.8 million, compared to first quarter operating income in 2020 of $13.8 million, an increase of a 144 percent.

First quarter 2021 GAAP fully diluted earnings per share (EPS) was $0.59, versus GAAP fully diluted EPS in the first quarter 2020 of $0.23.
“Building off a strong fourth quarter, our Water Systems and Distribution businesses maintained their momentum, delivering record sales and earnings for the first quarter. At the same time, our Fueling Systems business hit an inflection point, and appears to have turned the post-pandemic corner, producing solid revenue growth alongside 23 percent operating income growth versus the first quarter last year,” commented Gregg Sengstack, Franklin Electric’s Chairperson and Chief Executive Officer. “While 2021 is off to a great start with significant momentum at our heels and a strong strategy for growth, we remain vigilant in adapting to the ongoing impacts of the global pandemic, which continues to cause disruption across the globe.”

Mr. Sengstack concluded, “We are confident that our approach to grow as a global provider of water and fuel systems positions us well to meet the needs of our customers and generate value for our shareholders. As a result, we are increasing our full year earnings per share before restructuring expense guidance to be in the range of $2.80 to $3.00, given the demand environment we see in most of the end markets we serve.”

Segment Summaries

Water Systems sales were $197.6 million in the first quarter 2021, an increase of $33.5 million or 20 percent versus the first quarter 2020. Water Systems sales, excluding acquisitions and the impact of foreign currency translation, were up about 18 percent compared to the first quarter 2020. Sales of groundwater pumping equipment and sales of surface pumping equipment increased due to strong end market demand. These increases were partially offset by lower demand for dewatering equipment. In 2021, Water Systems operating income was a record for any first quarter at $31.3 million driven by price realization, favorable product sales mix and cost management. First quarter 2020 Water Systems operating income was $18.8 million.

Distribution sales were a record at $95.7 million in the first quarter 2021. The Distribution segment organic sales increased 31 percent compared to the first quarter of 2020. Revenue growth was driven by broad-based demand in all regions and product categories, the Gicon acquisition, customer purchase pull forwards and the Texas winter storm. The Distribution segment operating income was a record at $2.0 million in the first quarter of 2021.

Fueling Systems sales were $56.8 million in the first quarter 2021, an increase of $1.5 million versus the first quarter 2020. Fueling Systems sales in the U.S. and Canada increased by about 1 percent compared to the first quarter 2020. The increase was due to higher demand for Pumping and Fuel Management Systems. Outside the U.S. and Canada, Fueling Systems revenues increased by about 7 percent, driven primarily by higher sales in Latin America and EMENA. Fueling Systems operating income was a record for any first quarter at $14.9 million in the first quarter of 2021, compared to $12.1 million in the first quarter of 2020, driven by price realization and cost management.

Cash Flow

Net cash flows from operating activities in the first quarter 2021 were $5.4 million versus a negative $4.7 million in the same period 2020. The increase was primarily due to higher Net Income and lower net working capital requirements.

Revised 2021 Guidance

Due to better than expected first quarter earnings and the recently completed Water Treatment acquisitions, the Company is revising its full year 2021 revenue estimates to be in the range of $1.45 billion to $1.48 billion and full year 2021 earnings per share before restructuring expenses to be in the range from $2.80 to $3.00. The Company’s revised 2021 guidance assumes there will not be any worsening impacts from the global pandemic.

Earnings Conference Call

A conference call to review earnings and other developments in the business will commence at 9:00 am ET. The first quarter 2021 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:

https://edge.media-server.com/mmc/p/4c8xwu3v

If you intend to ask questions during the call, please dial in using 877.643.7158 for domestic calls and 914.495.8565 for international calls. The conference ID is: 9894751.

A replay of the conference call will be available Tuesday, April 27, 2021 at 12:00 noon ET through noon ET on Tuesday, May 4, 2021, by dialing 855.859.2056 for domestic calls and 404.537.3406 for international calls. The replay passcode is: 9894751.

Forward Looking Statements

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases, raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, epidemics and pandemics, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2020, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About Franklin Electric

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and fuel. Recognized as a technical leader in its products and services, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

Franklin Electric Contact:

John J. Haines
Franklin Electric Co., Inc.
260-824-2900
Email: jhaines@fele.com

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)
	First Quarter Ended
	March 31, 2021	March 31, 2020

Net sales	$333,046	$266,754
Cost of sales	217,500	176,437
Gross profit	115,546	90,317
Selling, general, and administrative expenses	81,603	75,623
Restructuring expense	152	873
Operating income	33,791	13,821
Interest expense	(1,089)	(1,234)
Other income/(expense), net	(100)	(202)
Foreign exchange income/(expense)	(58)	962
Income before income taxes	32,544	13,347
Income tax (benefit)/ expense	4,381	2,555
Net income	$28,163	$10,792
Less: Net (income)/loss attributable to noncontrolling interests	(283)	(149)
Net income attributable to Franklin Electric Co., Inc.	$27,880	$10,643

Income per share:
Basic	$0.60	$0.23
Diluted	$0.59	$0.23

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)
	March 31, 2021	December 31, 2020
ASSETS

Cash and equivalents	$118,331	$130,787
Receivables (net)	179,439	159,827
Inventories	310,330	300,932
Other current assets	27,150	27,708
Total current assets	635,250	619,254

Property, plant, and equipment, net	205,137	209,021
Right-of-use asset, net	33,449	31,954
Goodwill and other assets	407,843	412,078
Total assets	$1,281,679	$1,272,307

LIABILITIES AND EQUITY

Accounts payable	$109,984	$95,903
Accrued expenses and other current liabilities	75,941	94,160
Current lease liability	11,758	11,090
Current maturities of long-term debt and short-term borrowings	2,671	2,551
Total current liabilities	200,354	203,704

Long-term debt	91,361	91,966
Long-term lease liability	21,704	20,866
Income taxes payable non-current	11,965	11,965
Deferred income taxes	26,521	25,671
Employee benefit plans	42,546	44,443
Other long-term liabilities	23,710	23,988

Redeemable noncontrolling interest	(168)	(245)

Total equity	863,686	849,949
Total liabilities and equity	$1,281,679	$1,272,307

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Three Months Ended
(In thousands)
	March 31, 2021	March 31, 2020
Cash flows from operating activities:
Net income	$28,163	$10,792
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	9,574	9,199
Non-cash lease expense	3,068	1,962
Share-based compensation	4,190	4,352
Other	359	(938)
Changes in assets and liabilities:
Receivables	(24,196)	(2,574)
Inventory	(14,327)	(19,952)
Accounts payable and accrued expenses	(298)	(4,223)
Operating leases	(3,068)	(1,962)
Other	1,917	(1,312)
Net cash flows from operating activities	5,382	(4,656)

Cash flows from investing activities:
Additions to property, plant, and equipment	(6,744)	(5,535)
Proceeds from sale of property, plant, and equipment	—	25
Acquisitions and investments	70	(5,626)
Other investing activities	3	—
Net cash flows from investing activities	(6,671)	(11,136)

Cash flows from financing activities:
Change in debt	(457)	19,670
Proceeds from issuance of common stock	5,083	871
Purchases of common stock	(4,849)	(16,981)
Dividends paid	(8,143)	(7,240)
Net cash flows from financing activities	(8,366)	(3,680)
Effect of exchange rate changes on cash	(2,801)	(4,946)
Net change in cash and equivalents	(12,456)	(24,418)
Cash and equivalents at beginning of period	130,787	64,405
Cash and equivalents at end of period	$118,331	$39,987

Key Performance Indicators: Earnings Per Share Calculations

Earnings Before and After Restructuring	For the First Quarter
(in millions)	2021	2020	Change

Net Income attributable to FE Co., Inc. Reported	$27.9	$10.6	163%
Allocated Earnings	$(0.2)	$—
Earnings for EPS Calculations	$27.7	$10.6	161%

Restructuring (before tax):	$0.2	$0.9

Restructuring, net of tax:	$0.1	$0.7

Earnings Before Restructuring	$27.8	$11.3	146%

Earnings Per Share	For the First Quarter
Before and After Restructuring	2021	2020	Change
(in millions except Earnings Per Share)

Average Fully Diluted Shares Outstanding	46.9	46.8	—%

Fully Diluted Earnings Per Share (“EPS”) Reported	$0.59	$0.23	157%

Restructuring Per Share, net of tax	$—	$0.01

Fully Diluted EPS Before Restructuring	$0.59	$0.24	146%

Key Performance Indicators: Sales Summary

	Net Sales
(in millions)	United States & Canada	Latin America	Europe, Middle East & Africa	Asia Pacific	Total Water	Fueling	Distribution	Other/Elims	Consolidated
Q1 2020	$83.9	$28.2	$38.2	$13.8	$164.1	$55.3	$60.4	$(13.0)	$266.8
Q1 2021	$101.3	$31.7	$44.4	$20.2	$197.6	$56.8	$95.7	$(17.1)	$333.0
Change	$17.4	$3.5	$6.2	$6.4	$33.5	$1.5	$35.3	$(4.1)	$66.2
% Change	21%	12%	16%	46%	20%	3%	58%		25%

Foreign currency translation	$1	$(5.7)	$0.2	$0.8	$(3.7)	$0.8	$—
% Change	1%	(20)%	1%	6%	(2)%	1%	—%

Acquisitions	$7.2	$—	$—	$—	$7.2	$—	$16.3

Volume/Price	$9.2	$9.2	$6.0	$5.6	$30.0	$0.7	$19.0
% Change	11%	33%	16%	41%	18%	1%	31%

Key Performance Indicators: Operating Income and Margin Summary

Operating Income and Margins
(in millions)	For the First Quarter 2021
	Water	Fueling	Distribution	Other/Elims	Consolidated
Operating Income/(Loss)	$31.3	$14.9	$2.0	$(14.4)	$33.8
% Operating Income To Net Sales	15.8%	26.2%	2.1%		10.2%

Restructuring	$0.1	$—	$0.1	$—	$0.2
Operating Income/(Loss) Before Restructuring	$31.4	$14.9	$2.1	$(14.4)	$34.0
% Operating Income to Net Sales Before Restructuring	15.9%	26.2%	2.2%		10.2%

Operating Income and Margins
(in millions)	For the First Quarter 2020
	Water	Fueling	Distribution	Other/Elims	Consolidated
Operating Income/(Loss)	$18.8	$12.1	$(2.2)	$(14.9)	$13.8
% Operating Income To Net Sales	11.5%	21.9%	(3.6)%		5.2%

Restructuring	$0.6	$0.2	$0.1	$—	$0.9
Operating Income/(Loss) Before Restructuring	$19.4	$12.3	$(2.1)	$(14.9)	$14.7
% Operating Income to Net Sales Before Restructuring	11.8%	22.2%	(3.5)%		5.5%